PRELIMINARY COPY	SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS
OF
IKOS SYSTEMS, INC.
TO BE HELD ON JUNE 12, 2002

FROM
FRESNO CORPORATION

To: Stockholders of IKOS Systems, Inc.

         A Special Meeting of Stockholders of IKOS Systems, Inc., a Delaware corporation with principal executive offices located at 79 Great Oaks Boulevard, San Jose, California 95119 (“IKOS”), will be held on Wednesday, June 12, 2002 at 10:00 a.m. Pacific Daylight Savings Time at IKOS’ principal executive offices. The term “Special Meeting” refers to the special meeting of stockholders to be held on such date, which is the date set by IKOS pursuant to its amended Bylaws for the Special Meeting called for by Fresno Corporation (“Fresno”), a wholly-owned subsidiary of Mentor Graphics Corporation (“Mentor” and together with Fresno, “Mentor Graphics”), to consider the Proposals, and any adjournment, postponement or continuation thereof. The term “Proposals” refers to the proposals made by Mentor Graphics to be presented at the Special Meeting, which Proposals are as follows:

(i)	To remove without cause all members of the Board of Directors of IKOS then in office (the “IKOS Board”);

(ii)	To elect Mentor Graphics’ nominees to fill the vacancies on the IKOS Board resulting from the removal of the incumbent directors; and

(iii)	To adopt a stockholder resolution repealing each provision of IKOS’ Bylaws or any amendment thereto adopted by the IKOS Board subsequent to January 22, 1999 and prior to the effective date of the Proposals.

         On February 4, 2002, Gregory K. Hinckley (the “Designated Agent”) called for the Special Meeting by delivering to Ramon A. Nuñez, President and Chief Executive Officer of IKOS, agent designations executed by holders of approximately 11.8% of IKOS’ shares of common stock as of February 4, 2002 (including shares beneficially owned by Mentor Graphics) entitled to vote at the Special Meeting. Stockholders of record at the close of business on [     , 2002/a date that is not more than 60 days nor less than 10 days before the date of the Special Meeting,] the record date will be entitled to notice of, and to vote at, the Special Meeting and any adjournment, postponement or continuation thereof.

By the Order of the Designated Agent,

Gregory K. Hinckley

, 2002 Wilsonville, Oregon

THE ATTACHED PROXY STATEMENT IS BEING MAILED BY MENTOR GRAPHICS
AND NOT BY IKOS SYSTEMS, INC.

PRELIMINARY COPY	SUBJECT TO COMPLETION DATED FEBRUARY 22, 2002

PROXY STATEMENT
OF
FRESNO CORPORATION
FOR A
SPECIAL MEETING OF STOCKHOLDERS OF
IKOS SYSTEMS, INC.
TO BE HELD ON JUNE 12, 2002

         This Proxy Statement (the “Proxy Statement”) and the enclosed GREEN Proxy Card (the “Proxy Card”) are being furnished in connection with the solicitation (the “Solicitation”) of proxies by and on behalf of Fresno Corporation (“Fresno”), a Delaware corporation and a wholly-owned subsidiary of Mentor Graphics Corporation, an Oregon corporation (“Mentor” and together with Fresno, “Mentor Graphics”), to be used at a Special Meeting of Stockholders of IKOS Systems, Inc., a Delaware corporation (“IKOS”), to be held on Wednesday, June 12, 2002 at 10:00 a.m. Pacific Daylight Savings Time at IKOS’ principal executive offices located at 79 Great Oaks Boulevard, San Jose, California 95119, and at any adjournment, postponement or continuation thereof (the “Special Meeting”).

         THIS SOLICITATION IS BEING MADE BY MENTOR GRAPHICS AND NOT ON BEHALF OF THE IKOS BOARD.

         This Proxy Statement and the enclosed GREEN Proxy Card are first being mailed on or about      , 2002 to all stockholders of IKOS.

         On December 7, 2001, Mentor Graphics commenced an all cash tender offer to purchase all outstanding shares of IKOS common stock, par value $.01 per share (the “IKOS Common Stock”), at a price of $11.00 per share (the “Mentor Graphics Offer”). The tender offer is the first step in the acquisition of IKOS. Mentor Graphics intends, as soon as practicable following consummation of the Mentor Graphics Offer, to merge Fresno with and into IKOS, with IKOS continuing as the surviving corporation and a wholly-owned subsidiary of Mentor (the “Proposed Mentor Merger”). The purpose of the Proposed Mentor Merger is to acquire all shares not tendered and purchased pursuant to the Mentor Graphics Offer or otherwise. At the effective time of the Proposed Mentor Merger, each outstanding share (other than shares owned by Mentor Graphics, shares held in the treasury of IKOS and shares held by stockholders of IKOS who have properly exercised their appraisal rights under the Delaware General Corporation Law (the “DGCL”)) would be converted into the right to receive an amount in cash equal to $11.00 per share.

         On December 20, 2001, IKOS filed a Schedule 14D-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stating that although the IKOS Board of Directors (the “IKOS Board”) had unanimously determined that the Mentor Graphics Offer would result in a transaction more favorable to IKOS’ stockholders (a “Superior Proposal” under the Agreement and Plan of Merger (the “Synopsys Agreement”) dated as of July 2, 2001, as amended on August 1, 2001, with Synopsys, Inc. (“Synopsys”) and Oak Merger Corporation, a subsidiary of Synopsys) than IKOS’ proposed merger with Synopsys (the “Synopsys Merger”), it had recommended that the stockholders of IKOS reject the Mentor Graphics Offer because: (i) the Mentor Graphics Offer contained a condition that IKOS not pay the termination fee of $5.5 million (the “Termination Fee”) otherwise due on the termination of the Synopsys Agreement; and (ii) there was no negotiated acquisition agreement with Mentor Graphics.

         On January 16, 2002, Mentor Graphics delivered a signed merger agreement for execution by IKOS and removed the condition that IKOS not pay the Termination Fee.

i

         On January 22, 2002, IKOS amended its Schedule 14D-9 stating that the IKOS Board continued to believe the Mentor Graphics Offer constituted a “Superior Proposal,” but did not change its recommendation or terminate the Synopsys Agreement in favor of the Mentor merger agreement because of: certain conditions to closing the Mentor Graphics Offer; and IKOS’ obligation to pay the Termination Fee in the event of nonconsummation of the transactions contemplated by the Mentor merger agreement.

         A comparison of the Synopsys Agreement and the Mentor Graphics Offer follows:

ISSUE	SYNOPSYS AGREEMENT	MENTOR GRAPHICS OFFER

Certainty of Closing	Highly conditional. There is no certainty this transaction will ever close, exposing IKOS’ stockholders to risk of termination until at least August 2002; Synopsys effectively has an “option” to acquire IKOS. Based on an annualization of IKOS’ most recent quarterly results, it is questionable whether Synopsys will have any obligation to close the transaction, and IKOS admits that it has little visibility in this regard.	Significantly reduced number of closing conditions; cash offer but no financing condition; no need to wait until August 2002 to find out whether the acquisition will be completed.

Price	Even if the Synopsys Merger is consummated, the price IKOS stockholders would receive is unknown at this time and is subject to a complicated formula. IKOS now expects the purchase price to be within the lower portion of a $6.00 to $20.00 range. IKOS says that the amount per share you will actually receive “will not likely be greater than $12.00,” which means $12.00 per share is the best case and you should not vote for the Synopsys Merger unless you are prepared to take $6.00.	$11.00 per share in cash. Our price is not subject to IKOS’ financial performance and represents a premium of 87% over the average Nasdaq closing price of IKOS’ stock for the thirty trading days ended the day before we commenced the Mentor Graphics Offer.

Payment of Consideration	In Synopsys stock no sooner than August 2002; subject to subsequent risk of Synopsys stock performance.	In cash promptly following consummation of our tender offer with no financing condition. Since we are paying you in cash, you are not subject to stock market risk.

Closing Date	Estimated to occur in August 2002, over 12 months from announcement and over five months from now. In the Synopsys transaction IKOS is in an uncertain state of limbo for over a	Could occur in March, five months before the earliest anticipated closing date for the Synopsys Merger.

ISSUE	SYNOPSYS AGREEMENT	MENTOR GRAPHICS OFFER

year from the date of announcement.

         A vote in favor of Mentor Graphics’ proposals is a vote for our $11.00 per share in cash offer.

         Specifically, Mentor Graphics is soliciting your proxy to vote on the following proposals (the “Proposals”) to be presented by Mentor Graphics at the Special Meeting in the order set forth below:

(i)	To remove without cause all members of the IKOS Board then in office;

(ii)	To elect Mentor Graphics’ nominees to fill the vacancies on the IKOS Board resulting from the removal of the incumbent directors; and

(iii)	To adopt a stockholder resolution repealing each provision of IKOS’ Bylaws or any amendment thereto adopted by the IKOS Board subsequent to January 22, 1999 and prior to the effective date of the Proposals.

         If Mentor Graphics’ nominees (the “Nominees”) are elected to the IKOS Board, Mentor Graphics expects that, subject to their fiduciary duties under applicable law, the Nominees would act to facilitate the Mentor Graphics $11.00 per share in cash offer described below under “Introduction.”

         A VOTE FOR THE PROPOSALS WILL ENABLE YOU—AS THE OWNERS OF IKOS —TO SEND THE MESSAGE THAT YOU ARE IN FAVOR OF RECEIVING THE SUPERIOR VALUE OF THE MENTOR GRAPHICS OFFER AND THE SALE OF IKOS TO MENTOR GRAPHICS.

         The record date for determining stockholders entitled to notice of and to vote at the Special Meeting is      , 2002 (the “Record Date”). Accordingly, stockholders of record at the close of business on the Record Date will be entitled to one vote at the Special Meeting for each share held on the Record Date. The proxies solicited by this Proxy Statement will be voted at the Special Meeting, or at any special meeting called to consider Mentor Graphics’ proposals set forth herein, including any adjournment, postponement or continuation thereof, regardless of whether such special meeting takes place on June 12, 2002, or on any other date, provided however, that in no event will the proxies be valid beyond      , 2003. According to IKOS’ proxy statement for its 2002 annual meeting of stockholders dated January 15, 2002 (the “2002 Proxy Statement”), there were 9,459,132 shares outstanding as of January 10, 2002. As of the date of this Proxy Statement, Mentor Graphics had the right to vote an aggregate of 841,600 shares. All shares represented by each properly executed, unrevoked Proxy Card received in time for the Special Meeting will be voted in the manner specified therein.

         YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. MENTOR GRAPHICS URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TO VOTE FOR THE PROPOSALS.

         MENTOR GRAPHICS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY IKOS. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE THAT PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE SPECIAL MEETING TO MENTOR GRAPHICS, C/O MACKENZIE PARTNERS, INC., AT THE ADDRESS BELOW, OR TO THE SECRETARY OF IKOS, OR BY VOTING IN PERSON AT THE SPECIAL MEETING. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE SPECIAL MEETING. SEE “PROXY PROCEDURES” BELOW.

IMPORTANT

         1.     If your shares are registered in your own name, please sign, date and mail the enclosed GREEN Proxy Card to MacKenzie Partners, Inc. (“MacKenzie”), our solicitation agent, in the postage-paid envelope provided.

         2.     If your shares are held in the name of one or more brokerage firms, banks, bank nominees or other institutions, only they can sign a GREEN Proxy Card with respect to your shares and only upon receipt of specific instructions from you. Accordingly, you should contact the persons responsible for your account and give instructions for a GREEN Proxy Card to be signed representing your shares. Mentor Graphics urges you to confirm in writing your instructions to the persons responsible for your account and to provide a copy of such instructions to Mentor Graphics in care of MacKenzie to the address below, so that Mentor Graphics will be aware of all instructions given and can attempt to ensure that such instructions are followed.

         If you have any questions about executing or delivering your GREEN Proxy Card or require assistance, please contact:

[MACKENZIE LOGO]

105 Madison Avenue, 14th Floor
New York, New York 10016
(212) 929-5500 (Call Collect)

or

CALL TOLL-FREE: (800) 322-2885

FAX: (212) 929-0308

INTRODUCTION
THE SPECIAL MEETING
The Proposals
Other Matters to be Considered at the Special Meeting
Quorum and Voting
BACKGROUND
Overview
Conditions to the Mentor Graphics Offer
Background of the Mentor Graphics Offer and the Proposed Mentor Merger
Legal Proceedings
PROXY PROCEDURES
CERTAIN INFORMATION CONCERNING MENTOR AND FRESNO
APPRAISAL RIGHTS
SOLICITATION OF PROXIES
ADDITIONAL INFORMATION
ANNEX I
INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EMPLOYEES OF MENTOR, FRESNO AND OTHER REPRESENTATIVES OF MENTOR GRAPHICS
ANNEX II
BENEFICIAL OWNERSHIP OF IKOS SHARES BY MENTOR, FRESNO, THE NOMINEES, THE DIRECTORS AND CERTAIN EMPLOYEES OF MENTOR GRAPHICS, AND OTHER REPRESENTATIVES OF MENTOR GRAPHICS
ANNEX III
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IKOS
ANNEX IV FORM OF PROPOSED STOCKHOLDER RESOLUTION
Preliminary Non-management Proxy Statement

FORWARD-LOOKING STATEMENTS

         Mentor Graphics urges you to read this entire Proxy Statement carefully. The information contained in this Proxy Statement includes forward-looking statements within the meaning of Section 21E of the Exchange Act. It has not been judicially determined that the safe harbor provided by Section 21E of the Exchange Act applies to forward-looking statements in a proxy solicitation conducted in connection with a tender offer. Such statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “Mentor Graphics believes,” “intends,” “expects” and similar words and phrases. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) consummation of the Proposed Mentor Merger; (ii) Mentor Graphics entering into a merger agreement with IKOS; and (iii) the successful integration of the companies’ product lines and the joint marketing of the companies’ products. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Mentor Graphics disclaims any obligation to update any such factors or forward-looking statements or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

v

INTRODUCTION

         Mentor Graphics has consistently stated to the IKOS Board and its financial and legal advisors that Mentor Graphics is willing to enter into a friendly transaction in the best interests of both companies and their stockholders. Unfortunately, the IKOS Board has rejected every one of Mentor Graphics’ overtures. Significantly, the IKOS Board has not brought the Synopsys Agreement – an agreement that was signed over six months ago – up for a vote so that the IKOS stockholders get an opportunity to let the IKOS Board know what they think of that deal, particularly as it compares to the Mentor Graphics Offer.

         In fact, the IKOS Board seems to agree with us that our offer provides better value than the Synopsys Merger. Not once, but twice the IKOS Board determined that our offer constituted a Superior Proposal under the Synopsys Agreement. On January 22, 2001, the IKOS Board for the second time unanimously determined that our offer “would result in a transaction more favorable to IKOS stockholders than the merger under the merger agreement with Synopsys, Inc.” At the same time, the IKOS Board has continued to take the seemingly inconsistent position that the Synopsys Merger somehow represents significant value to IKOS stockholders, even in light of the Mentor Graphics Offer.

         We don’t know how the IKOS Board can tell you that the Synopsys Merger represents significant value to IKOS stockholders, especially compared to our all cash $11.00 per share tender offer. The IKOS Board admits that the Synopsys Merger may never close because IKOS may fail to meet required financial performance levels and acknowledges that it has little “visibility” with respect to IKOS’ expected financial performance. The IKOS Board further admits that even if it does close, you may not receive any more than $6.00 per share in Synopsys stock. How can that be better than $11.00 per share in cash?

         Rather than focusing on the superiority of Mentor Graphics’ cash tender offer for $11.00 per share, the IKOS Board has seized on certain conditions to closing the Mentor Graphics Offer as the basis not to recommend the Mentor Graphics merger agreement. We don’t agree that these conditions were a good basis for the IKOS Board to fail to take the steps to accept the Mentor Graphics Offer. We think that the conditions to our offer were much less risky for IKOS stockholders than the conditions – such as minimum financial performance and retention of key employees – to the Synopsys Merger. Moreover, as a practical matter, the conditions to the Mentor Graphics Offer should last as few as ten business days while the risky Synopsys Agreement conditions will be in effect until a closing estimated for no earlier than August 2002.

         To us, these facts raise certain inconsistencies:

•	While it has criticized the conditions to the Mentor Graphics Offer, the IKOS Board signed the Synopsys Agreement that effectively gives Synopsys an “option” to acquire IKOS and contains extremely complex and onerous closing conditions coupled with a complicated formula to determine consideration in the event there is a closing.

•	While the IKOS Board claims to be worried about our ability to close, the Synopsys Merger will not close before August 2002, and only if IKOS meets specific performance and employee retention criteria which IKOS may not meet.

•	While refusing to accept an all cash offer for IKOS shares (which contains no financing condition), the IKOS Board found itself in default on its own line of credit.

•	After determining on two separate occasions over a month apart that our $11.00 per share cash offer is a Superior Proposal under the Synopsys Agreement, the IKOS Board did not terminate the Synopsys Agreement or sign the Mentor merger agreement, thereby failing to maximize stockholder value.

         One may ask why? Why has the IKOS Board failed over a two-month period to take the steps to maximize stockholder value. Why didn’t the IKOS Board sign the Mentor merger agreement? The real way to answer these questions is to vote to remove and replace the members of the IKOS Board.

         We are asking you to remove and replace the current IKOS Board with our Nominees. If our Nominees are elected to the IKOS Board, we expect that, subject to their fiduciary duties under applicable law, the Nominees would act to facilitate the Mentor Graphics Offer. A vote in favor of the Nominees is a vote for our $11.00 per share in cash offer – so you can get your $11.00 per cash in the near future. All that is left is for you to make your voice heard. Act today so you can send the IKOS Board this message.

         MENTOR GRAPHICS URGES YOU TO SHOW YOUR SUPPORT FOR THE SUPERIOR VALUE OF THE MENTOR GRAPHICS OFFER AND THE PROPOSED SALE OF IKOS TO MENTOR GRAPHICS BY COMPLETING AND RETURNING THE ENCLOSED GREEN PROXY CARD.

         THIS PROXY STATEMENT IS NOT A SOLICITATION REGARDING THE IKOS STOCKHOLDERS’ VOTE TO APPROVE OR REJECT THE SYNOPSYS AGREEMENT. MENTOR GRAPHICS INTENDS TO OPPOSE THE SYNOPSYS AGREEMENT IN A SEPARATE PROXY STATEMENT TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

THE SPECIAL MEETING

The Proposals

         Mentor Graphics is soliciting proxies from holders of shares to adopt the Proposals set forth below at the Special Meeting. On February 4, 2002, a request for a special meeting to consider the Proposals was given to Ramon A. Nuñez, President and Chief Executive Officer of IKOS, in accordance with Article I, Section 2 of IKOS’ Bylaws.

         Removal of Directors. Stockholders are being asked to remove each of IKOS’ current directors and any other person who may be a director immediately prior to the effectiveness of the Proposals. IKOS’ current directors are Gerald S. Casilli, Ramon A. Nuñez, James R. Oyler, Glenn E. Penisten, William Stevens and Jackson Hu.

         Election of Directors. Stockholders are being asked to elect as directors each of the Nominees named in the table below, each of whom is an individual not affiliated with Mentor Graphics, to serve until the next annual meeting of IKOS’ stockholders and until his successor shall have been duly elected and qualified.

         Set forth below are the name, age, business address, present principal occupation and employment history of each of the Nominees for at least the past five years. This information has been furnished to Mentor Graphics by the respective Nominees. Each Nominee has consented to serve as a director. Each Nominee is at least 18 years of age. None of the entities referenced below is a parent, subsidiary or affiliate of IKOS.

Present Principal Occupation and
Name, Age and Business Address	Five-Year Employment History

Nominee #1 Gideon Argov, age 45 200 State St., 8th Floor Boston, Massachusetts 02109	Mr. Argov has been a Partner at Parthenon Capital, a private investment firm, since 2001. From 1991 to 2000, Mr. Argov was Chairman, President and Chief Executive Officer of Kollmorgen Corporation, which manufactures high performance electronic motion control components and systems. Mr. Argov serves as a director of Transtechnology Corporation and Amazys Holding Company.

Nominee #2 Chetan M. Lakhani, age 59 18901 Glenmont Terrace Irvine, California 92612	Mr. Lakhani currently serves as an interim Chief Financial Officer for Jonathan Engineered Solutions and he is also President of his own firm called CFO Decisions which provides consultations to CFOs and CEOs in the areas of Strategic Planning, Financial Planning & Analysis, Operations Management, Business Turnarounds, M&A and Valuation. From 1995 to 2000, Mr. Lakhani was Vice President of Global Technology & Infrastructure at BAX Global, a global transportation company. Mr. Lakhani serves as an advisory Board Member for Xavor Inc, a B2B e-Commerce consulting firm.

Nominee #3 Patrick B. McManus, age 62 2074 Morning View Drive Eugene, Oregon 97405	Mr. McManus retired in 1987 as Chief Financial Officer of Charles Schwab & Co. Inc.

Present Principal Occupation and
Name, Age and Business Address	Five-Year Employment History

Nominee #4 Michael J. Murray, age 57 2149 Broadway Street San Francisco, California 94115	Mr. Murray retired in July 2000 as President of Global Corporate and Investment Banking at Bank of America Corporation and as a member of the corporation’s Policy Committee. From 1997 to 1998, Mr. Murray headed the BankAmerica Corporation Global Wholesale Bank. From 1995 to 2000, Mr. Murray served as a vice chairman of BankAmerica and head of the U.S. and International Groups since BankAmerica’s merger with Continental Bank Corporation in 1994. Prior to the BankAmerica-Continental merger, Mr. Murray was vice chairman and head of Corporate Banking for Continental Bank, which he joined in 1969. Mr. Murray serves on the board of directors of Eloyalty Corporation, CNF Corporation and Neoforma Corporation.

Nominee #5 Ruediger Naumann-Etienne, age 55 4 Orinda Way, Building D, Suite 150 Orinda, California 94563	Dr. Naumann-Etienne is the owner and Managing Director of Intertec Group, Inc., a private investment group specializing in turnarounds in the medical technology field. From 1993 to 1999, Dr. Naumann-Etienne served as Chairman of the Board of Directors of OEC Medical Systems, Inc., a medical imaging company, and from 1995 to 1997, he served as Chief Executive Officer of OEC Medical Systems. Since 2000, Dr. Naumann-Etienne has served as Chairman of the Board and Chief Executive Officer of Quinton, Inc., a privately held diagnostic cardiology company. Dr. Naumann-Etienne also currently serves as a member of the boards of directors of Bio-Rad Laboratories Inc., a research and clinical diagnostic products company, and Laserscope, a medical laser systems and devices company.

Nominee #6 Benjamin R. Whiteley, age 72 2020 S.W. Market St., #401 Portland, Oregon 97201	Mr. Whiteley retired in 2001 as a director of Standard Insurance Company, where he served in various positions since 1956, including as Chairman of the Board from 1994 to 1998, and as Chief Executive Officer from 1983 to 1994. Mr. Whiteley serves on the board of directors of The Greenbrier Companies, Gunderson, Inc., and Northwest Natural Gas Company, and served on the board of directors of U.S. Bank and U.S. Bancorp from 1986 to 1998, and on the board of directors of Willamette Industries from 1990 to 2001.

         Mentor Graphics does not expect that any Nominee will be unable to stand for election at the Special Meeting, but, in the event that one or more vacancies in the slate of Nominees should occur unexpectedly, Mentor Graphics will name a substitute Nominee. In addition, Mentor Graphics reserves the right (i) to nominate additional Nominees to fill any director positions created by the IKOS Board prior to or at the Special Meeting and (ii) to nominate substitute or additional persons if IKOS makes or announces any changes to IKOS’ Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Nominees.

         Mentor Graphics’ primary purpose in seeking to remove all members of the IKOS Board then in office and to elect the Nominees to fill the vacancies on the IKOS Board is to secure, subject to the Nominees’ fiduciary duties as directors of IKOS, (i) all action to the extent necessary so that Mentor Graphics will not become an “Acquiring Person” and that no “Triggering Event,” “Distribution Date,” “Flip-In Event,” “Flip-Over Event” or “Stock Acquisition Date” (as such terms are defined in the Amended and Restated Rights Agreement, dated January 22, 1999, between IKOS and BankBoston, N.A., as amended) will occur as a result of the transactions contemplated the Mentor Graphics Offer and the

Proposed Mentor Merger, (ii) the approval of the Mentor Graphics Offer and the Proposed Mentor Merger under Section 203 of the Delaware General Corporation Law (the “DGCL”), (iii) the termination of the Synopsys Agreement and (iv) the approval, to the extent necessary, of the Proposed Mentor Merger under Section 251 of the DGCL. However, if elected, the Nominees would be responsible for managing the business and affairs of IKOS. Each director of IKOS has an obligation under the DGCL to discharge his or her duties as a director on an informed basis, in good faith, with the care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of IKOS. In this regard, circumstances may arise in which the interests of Mentor Graphics and its affiliates, on the one hand, and the interests of other stockholders of IKOS, on the other hand, may differ. In any such case, Mentor Graphics expects the Nominees to discharge fully their obligations to IKOS and its stockholders under Delaware law.

         Each Nominee will be paid a fee of $25,000 by Mentor Graphics for agreeing to stand for election as a director of IKOS. In addition, it is anticipated that each Nominee, upon election, will receive director’s fees and stock options, consistent with IKOS’ past practice, for services as a director of IKOS. According to IKOS’ 2002 Proxy Statement, IKOS pays each director who is not a member of management $4,000 per quarter for such director’s services as a member of the IKOS Board. In addition, all directors who were not members of management during the fiscal year ended September 29, 2001 received stock options to purchase 6,000 shares pursuant to IKOS' 1995 Outside Directors Stock Option Plan on the date of the 2001 annual meeting of stockholders and Mentor Graphics anticipates that similar arrangements would be made for any Nominees elected at the Special Meeting. Mentor Graphics will indemnify each Nominee, to the fullest extent permitted by applicable law, from and against any and all expenses, liabilities or losses of any kind arising out of any threatened or filed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against or incurred by the Nominee in his capacity as a nominee for election as a director of IKOS. Mentor Graphics anticipates that any Nominee elected at the Special Meeting will have the benefits of any existing IKOS indemnification provisions for directors. Mentor Graphics will also reimburse each Nominee for his reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel.

         Repeal of Bylaws or any Amendment thereto adopted Subsequent to January 22, 1999 and Prior to the Effectiveness of The Proposals. Stockholders are being asked to adopt a stockholder resolution repealing any provision of IKOS’ Bylaws, and repeal any amendment to IKOS’ Bylaws, in each case adopted subsequent to January 22, 1999 and prior to the effectiveness of the Proposals. The proposed stockholder resolution is set forth in its entirety in Annex IV to this Proxy Statement. This Proposal is designed to prevent the IKOS Board from taking any action to amend IKOS’ Bylaws to attempt to nullify or delay the actions taken by the stockholders pursuant to the Proposals or to create new obstacles to the consummation of the Mentor Graphics Offer and the Proposed Mentor Merger. The IKOS Bylaws filed with the Commission on July 25, 1990 as an exhibit to IKOS’ Form S-1, as amended by the Certificate of Amendment of Bylaws, effective on January 22, 1999 and filed with the Commission on February 3, 1999 as an exhibit to IKOS’ Form 8-A/A are the last publicly available version of IKOS’ Bylaws prior to the commencement of the Mentor Graphics Offer. Accordingly, this Proposal is intended to repeal any amendment to IKOS’ Bylaws adopted since January 22, 1999 and prior to the effectiveness of the Proposals. Adoption of this Proposal would repeal any attempts by the IKOS Board to needlessly delay the date of a special meeting called by stockholders of IKOS. Adoption of this Proposal would not, however, have any effect upon the call, notice, record date, date or time of the Special Meeting. This Proposal would also have the effect of preventing the IKOS Board from creating new obstacles to the consummation of the Mentor Graphics Offer and the Proposed Mentor Merger and to remove any existing undisclosed provisions of the IKOS Bylaws that are obstacles to the consummation of the Mentor Graphics Offer and the Proposed Mentor Merger.

         The accompanying GREEN Proxy Card will be voted in accordance with your instructions on such card at the Special Meeting. You may vote FOR the Proposals or vote against, or abstain from voting on, the Proposals by marking the proper box on the GREEN Proxy Card for the Special Meeting. If no marking is made, you will be deemed to have given a direction to vote the shares represented by the GREEN Proxy Card FOR the Proposals, provided that you have signed and dated the GREEN Proxy Card.

         MENTOR GRAPHICS URGES YOU TO VOTE IN FAVOR OF EACH OF THE PROPOSALS.

Other Matters to be Considered at the Special Meeting

         Mentor Graphics is not presently aware of any matters to be presented for a vote of stockholders at the Special Meeting other than the Proposals and believes that, under Delaware law, substantive and procedural matters not set forth in this Proxy Statement may not properly be brought before the Special Meeting.

Quorum and Voting

         Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Special Meeting. Mentor Graphics believes that, pursuant to Article I, Section 2 of IKOS’ Bylaws, the holders of shares entitled to cast at least 10% of the votes at a special meeting are entitled to call for a special meeting. Pursuant to Section 2 of Article I of IKOS’ Bylaws, the Record Date must be a date that is not more than 60 days nor less than 10 days before the date of the Special Meeting.

         The presence in person or by proxy of the holders of a majority of the shares issued and outstanding and entitled to vote thereat is necessary to constitute a quorum at the Special Meeting. If a quorum is not present or represented by proxy, the stockholders entitled to vote, present or represented by proxy, have the power to adjourn the Special Meeting from time to time, without notice other than an announcement at the Special Meeting, until a quorum is present or represented. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

         Each stockholder is entitled to one vote for each share held. Pursuant to Section 141(k) of the DGCL and Article II, Section 3 of IKOS’ Bylaws, the removal of directors requires the affirmative vote of a majority of all shares of IKOS Common Stock outstanding and entitled to vote on the election of directors. Accordingly, abstentions and broker non-votes will have the same effect as votes cast against the proposal to remove the incumbent directors.

         Directors will be elected by a plurality of the votes cast by stockholders at the Special Meeting. Votes not cast at the Special Meeting because authority to vote for Nominees is withheld as a result of abstentions or broker non-votes will not affect the outcome of the election of directors.

         Adoption of the remaining Proposal to repeal each provision of IKOS’ Bylaws adopted by IKOS subsequent to January 22, 1999, requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of IKOS Common Stock entitled to vote generally in the election of directors, voting together as a single class. Assuming a quorum is present at the Special Meeting, abstentions and broker non-votes will have the same effect as votes cast against the remaining Proposal.

         MENTOR GRAPHICS INTENDS TO VOTE ALL OF ITS SHARES, AND THOSE FOR WHICH MENTOR GRAPHICS IS GIVEN PROXIES, FOR THE REMOVAL OF THE CURRENT IKOS BOARD, THE ELECTION OF THE NOMINEES AND THE REPEAL OF ANY AMENDMENT TO THE IKOS BYLAWS SUBSEQUENT TO JANUARY 22, 1999.

BACKGROUND

Overview

         On December 7, 2001, Mentor Graphics commenced an all cash tender offer to purchase all outstanding shares of IKOS at a price of $11.00 per share. The tender offer is the first step in Mentor Graphics’ proposed acquisition of IKOS. Mentor Graphics intends, as soon as practicable following consummation of the Mentor Graphics Offer, to merge Fresno with and into IKOS, with IKOS continuing as the surviving corporation and a wholly-owned subsidiary of Mentor. The purpose of the Proposed Mentor Merger is to acquire all shares not tendered and purchased pursuant to the Mentor Graphics Offer or otherwise. At the effective time of the Proposed Mentor Merger, each outstanding share (other than shares owned by Mentor Graphics, shares held in the treasury of IKOS and shares held by stockholders of IKOS who have properly exercised their appraisal rights under the DGCL) would be converted into the right to receive an amount in cash equal to $11.00 per share.

         On December 20, 2001, IKOS filed a Schedule 14D-9 under the Exchange Act, stating that although the IKOS Board had unanimously determined that the Mentor Graphics Offer would result in a transaction more favorable to IKOS’ stockholders (a “Superior Proposal” under the Synopsys Agreement), it had recommended that the stockholders of IKOS reject the Mentor Graphics Offer because: (1) the Mentor Graphics Offer contained a condition that IKOS not pay the Termination Fee of $5.5 million otherwise due on the termination of the Synopsys Agreement; and (2) there was no negotiated acquisition agreement with Mentor Graphics. On January 16, 2002, Mentor Graphics delivered a signed merger agreement for execution by IKOS and removed the conditions that IKOS not pay the Termination Fee. On January 22, 2002, IKOS amended its Schedule 14D-9 stating that the IKOS Board continued to believe the Mentor Graphics Offer constituted a “Superior Proposal,” but did not change its recommendation or terminate the Synopsys Agreement in favor of the Mentor merger agreement because of: certain conditions to closing the Mentor Graphics Offer; and IKOS’ obligation to pay the Termination Fee in the event of nonconsummation of the Mentor merger agreement.

Conditions to the Mentor Graphics Offer

         Consummation of the Mentor Graphics Offer and the Proposed Mentor Merger is subject to significantly less onerous closing conditions than the Synopsys Agreement. The Mentor Graphics Offer is not conditioned on Mentor Graphics obtaining financing but it is conditioned on the Synopsys Agreement having been terminated in accordance with the terms of such agreement as in effect on the date of the Mentor Graphics Offer or such other terms as may be satisfactory to Mentor Graphics. The Mentor Graphics Offer is also subject to the other terms and conditions described in the Mentor Graphics Offer, any or all of which may be waived by Mentor Graphics. Complete information about the Mentor Graphics Offer is contained in the Mentor Graphics Offer to Purchase, available upon request from Mentor Graphics’ Information Agent for the Mentor Graphics Offer, MacKenzie Partners, Inc., which is also in the Tender Offer Statement on Schedule TO that Mentor Graphics filed with the Securities and

Exchange Commission (the “Commission”). The Tender Offer Statement on Schedule TO and any amendments thereto, including exhibits, are available for inspection and copies can be obtained in the manner set forth under “Certain Information Concerning Mentor and Fresno.”

Background of the Mentor Graphics Offer and the Proposed Mentor Merger

         As part of the continuous evaluation of its businesses and plans, Mentor Graphics regularly considers a variety of strategic options and transactions. As part of this process, Mentor Graphics has evaluated various alternatives for expanding its business, including discussions with IKOS from time to time concerning an acquisition of IKOS. In the late 1990s, IKOS or its financial advisors contacted Mentor Graphics on several occasions to discuss the possibility of Mentor Graphics acquiring IKOS. These discussions between Mentor Graphics and IKOS and its financial advisors did not result in any proposal by Mentor Graphics to acquire IKOS.

         In late 1999, an investment banker representing IKOS contacted Dennis Weldon, Treasurer of Mentor Graphics, concerning the possibility of an acquisition of IKOS by Mentor Graphics. After internal discussions at Mentor Graphics, Mr. Weldon informed the investment banker that Mentor Graphics was not interested in pursuing an acquisition at that time.

         On May 10, 2000, at IKOS’ request, Ramon A. Nuñez, Chief Executive Officer of IKOS, and Larry Melling, Vice President of Business Development and Strategic Marketing of IKOS, met with Gregory Hinckley, who is now the President and Chief Operating Officer of Mentor Graphics, in San Jose, California, to discuss the possibility of Mentor Graphics acquiring IKOS. They agreed to discuss the matter further at the Design Automation Conference in June 2000.

         On June 7, 2000, at the Design Automation Conference in Los Angeles, California, Dr. Walden Rhines, who is now the Chairman of the Board of Directors and Chief Executive Officer, Mr. Hinckley and other representatives of Mentor Graphics had conversations with Mr. Nuñez and Robert Hum, Senior Vice President of Product Operations of IKOS, regarding the differences between Mentor Graphics’ and IKOS’ emulation products and the production costs of such products, in the context of a potential acquisition of IKOS by Mentor Graphics. The parties agreed to discuss this matter further in the future.

         Following the June 7, 2000 meeting, an independent technology consultant to Mentor Graphics met with a representative of IKOS at IKOS’ principal offices in San Jose, California to evaluate IKOS’ emulation products. To provide a context for further detailed discussions, Mentor Graphics and IKOS entered into a confidentiality and standstill agreement on June 16, 2000.

         In late June 2000, Mr. Nuñez contacted Mr. Hinckley to discuss a potential future meeting between representatives of Mentor Graphics and IKOS. Subsequently, Mr. Nuñez stated that he wished to schedule a meeting with Mentor Graphics in July 2000.

         On July 6, 2000, Dr. Rhines, Mr. Hinckley, Mr. Weldon and other representatives of Mentor Graphics met with Mr. Nuñez, Mr. Hum and Mr. Melling, in Paris, France to discuss the operations of the companies’ businesses, the integration of the companies’ product lines and the joint marketing of the companies’ products, in the event that Mentor Graphics acquired IKOS. During this meeting, Mr. Hinckley informed Mr. Nuñez that, before Mentor Graphics could reach any decision on its desire to acquire IKOS, Mentor Graphics needed to hire a general manager for its emulation division and allow the new manager sufficient time to evaluate the needs of the emulation division. Mentor Graphics’ emulation division is Mentor Graphics’ business that most closely complements IKOS’ business.

         After subsequent internal meetings at Mentor Graphics and in light of his earlier comments concerning the hiring of a general manager for Mentor Graphics’ emulation division, Mr. Hinckley in separate telephone conversations confirmed to Mr. Nuñez and to Mr. Melling that Mentor Graphics would not be able to continue discussions until a new general manager, who had not yet been hired, completed an evaluation of Mentor Graphics’ emulation division. Mr. Nuñez responded that IKOS would continue the process of exploring a business combination with other parties. As a result, these discussions ended in July 2000 without reaching any agreement concerning an acquisition of IKOS by Mentor Graphics.

         Although the discussions regarding a business combination ended in July 2000, on July 27, 2000, Mentor Graphics and IKOS agreed to hold discussions regarding other types of business relationships. On August 3, 2000, Mr. Nuñez and Joseph Rockom, Chief Financial Officer, Vice President of Finance and Administration and Secretary of IKOS, and Mr. Weldon discussed the possibility of an original equipment manufacturing agreement. These discussions ended without reaching any agreement, and there were no further discussions concerning other types of business relationships.

         On November 9, 2000, Mr. Hinckley met Mr. Nuñez and Gerald Casilli, Chairman of the Board of Directors of IKOS, to discuss the possibility of an introductory meeting between IKOS and Eric Selosse, whom Mentor Graphics had hired in October 2000 to be the general manager of Mentor Graphics’ emulation division. On December 5, 2000, Mr. Selosse met with Mr. Nuñez and another representative of IKOS and held a general discussion concerning the emulation industry and IKOS’ product lines as well as the possible acquisition of IKOS by Mentor Graphics. These discussions ended without any agreement regarding an acquisition of IKOS by Mentor Graphics.

         On April 13, 2001, Mr. Weldon contacted Mr. Nuñez to request a meeting to discuss a possible acquisition of IKOS by Mentor Graphics. On April 17, 2001, Mr. Selosse met with Mr. Nuñez to discuss a possible acquisition of IKOS by Mentor Graphics. Mr. Weldon attended by telephone. While Mr. Nuñez expressed interest in a possible acquisition, he stated that IKOS had engaged Needham & Company as IKOS’ financial advisor as a result of having received expressions of interest from other companies. Mr. Weldon told Mr. Nuñez that Mentor Graphics would contact IKOS within approximately two weeks.

         During April 2001, Mr. Rockom left a voice mail message for Dean Freed, Vice President, General Counsel and Secretary of Mentor Graphics, inquiring about the possibility of a new confidentiality and standstill agreement that would pertain to the April 2001 discussions regarding a potential acquisition of IKOS by Mentor Graphics. Mr. Rockom also called Mr. Weldon concerning the possibility of entering into a new confidentiality and standstill agreement. Although no new confidentiality and standstill agreement had been entered into, Mr. Rockom nevertheless volunteered to furnish Mr. Weldon with certain of IKOS’ projections. Shortly thereafter, Mr. Rockom emailed Mr. Weldon projections prepared by IKOS for the third and fourth fiscal quarter of 2001 and 2002. After reviewing the projections, Mentor Graphics concluded that such projections were overly optimistic and therefore did not rely on them with respect to making any decisions regarding IKOS. Also during April 2001, to provide a basis for discussions regarding any new confidentiality and standstill agreement, Mr. Freed faxed the June 16, 2000 confidentiality agreement to Mr. Rockom. In a voice mail message and telephone conversation, Jan Robertson of Needham & Company informed Mr. Freed that the June 16, 2000 confidentiality agreement would not be acceptable to cover the contemporaneous discussions in light of IKOS’ need for, among other things, new standstill and nonsolicitation periods. No new confidentiality and standstill agreement was entered into between Mentor Graphics and IKOS.

         In a voice mail message on April 26, 2001, Ms. Robertson stated that since IKOS had received multiple expressions of interest, IKOS was commencing a bid procedure with bids due on May 4, 2001. In response, Mr. Weldon called Chad Keck, a managing director of Needham & Company, and left a voice mail message asking Mr. Keck to return his call. Mr. Keck called Mr. Weldon on April 29, 2001. In their conversation, Mr. Weldon told Mr. Keck that Mentor Graphics was very interested in negotiating an acquisition of IKOS, but would not participate in a blind bidding process.

         In May 2001, Bruce Alexander, a managing director of Needham & Company called Mr. Hinckley. In a telephone conversation with Mr. Alexander, Mr. Hinckley expressed Mentor Graphics’ continued interest in pursuing a negotiated acquisition with IKOS.

         In a meeting among Dr. Rhines, Mr. Hinckley, Mr. Weldon and Mr. Alexander on June 5, 2001, Mr. Hinckley informed Mr. Alexander that Mentor Graphics remained very interested in acquiring IKOS.

         Later in June 2001, Mr. Alexander called Mr. Hinckley, and Mr. Hinckley expressed Mentor Graphics’ continued interest in acquiring IKOS.

         None of Mr. Hinckley’s three expressions of interest in May and June 2001 in acquiring IKOS resulted in any response from IKOS.

         In a press release dated July 2, 2001, IKOS revised its outlook for revenue and earnings for its third quarter ended June 30, 2001. The press release also stated that “We expect that these customer and economic issues will continue to limit our visibility and impact our results for the fourth fiscal quarter.”

         In a press release dated July 18, 2001 announcing revised results for its third quarter, IKOS stated that continued weakness in its business due to economic factors would continue to affect its customers’ budgets, limit its visibility and impact IKOS’ fourth quarter results.

         Throughout the discussions during the past two years, IKOS sporadically raised the issue of price per Share, but no negotiations occurred and Mentor Graphics never made an offer to acquire IKOS.

         On December 6, 2001, at a meeting between Mr. Hinckley and Mr. Nuñez, Mentor Graphics sent a letter to the IKOS Board which set forth the $11.00 per share cash offer and compared the Mentor Graphics Offer to the Synopsys Merger.

         On December 7, 2001, Mentor Graphics commenced the Mentor Graphics Offer.

         On December 7, 2001, Mentor Graphics commenced litigation against IKOS and IKOS Board in the Court of Chancery of the State of Delaware. Also on December 7, 2001, Mentor Graphics commenced litigation against IKOS in the United States District Court for the District of Delaware. See “Legal Proceedings.”

         On December 12, 2001, Christopher L. Kaufman of Latham & Watkins, counsel to Mentor Graphics, received a letter and form of confidentiality and standstill agreement from Diane Holt Frankle of Gray Cary Ware & Freidenrich LLP, counsel to IKOS.

         On December 17, 2001, Mr. Kaufman had a telephone conversation with Ms. Frankle regarding proposed changes to IKOS’ form of confidentiality and standstill agreement, the contents of which were memorialized in a letter dated December 18, 2001, sent by Mr. Kaufman to Ms. Frankle.

         On December 18, 2001, Mr. Kaufman received a letter from Ms. Frankle stating that IKOS would not accept Mentor Graphics’ proposed changes to IKOS’ form of confidentiality and standstill agreement.

         On December 20, 2001, IKOS issued a press release stating that IKOS Board determined that the Mentor Graphics Offer would result in a “Superior Proposal” under the Synopsys Agreement but that IKOS Board recommended that the stockholders of IKOS reject the Mentor Graphics Offer. In response, on December 20, 2001, Mentor Graphics issued a press release stating Mentor Graphics’ intent to continue the Mentor Graphics Offer.

         On December 26, 2001, Mentor Graphics issued a press release extending the expiration date of the Mentor Graphics Offer to 12:00 Midnight, New York City time, on Friday, January 25, 2002, unless further extended. The press release also stated that on December 26, 2001 Mentor Graphics voluntarily withdrew its notification under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) to provide additional time during the holiday season for the Federal Trade Commission (the “FTC”) to review the Mentor Graphics Offer and Proposed Merger pursuant to the requirements of the HSR Act. On December 28, 2001, Mentor Graphics refiled its notification under the HSR Act with respect to the Mentor Graphics Offer and the Proposed Merger with the FTC. On January 15, 2002, Mentor Graphics issued a press release regarding the expiration of the waiting period required under the HSR Act.

         On January 16, 2002, Latham & Watkins, counsel to Mentor Graphics, delivered a letter to Gray Cary Ware & Freidenrich LLP, counsel to IKOS enclosing an executed Mentor merger agreement.

         On January 21, 2002, Latham & Watkins, counsel to Mentor Graphics, received a letter from Gray Cary Ware & Freidenrich LLP, counsel to IKOS, requesting that Mentor Graphics execute a form of confidentiality agreement.

         On January 22, 2002, IKOS announced that the IKOS Board recommended not terminating the Synopsys Agreement in favor of the Mentor merger agreement. On January 23, 2002, Mentor Graphics issued a press release stating that the refusal by the IKOS Board to take the steps necessary for IKOS to sign the superior proposal contained in the Mentor merger agreement is against the interests of IKOS’ stockholders.

         On February 4, 2002, Mr. Hinckley sent a letter to Mr. Nuñez calling for a special meeting of IKOS’ stockholders. On February 5, 2002, Mentor Graphics issued a press release which announced the call for a special meeting and which contained the following statement: “The unwillingness of IKOS to accept our offer – despite the determination by the IKOS board of directors that our offer is superior to its agreement with Synopsys – leaves us no choice but to seek the removal of the IKOS board of directors,” said Walden C. Rhines, chief executive officer of Mentor Graphics. “We even delivered IKOS a form of merger agreement that was also far superior to the Synopsys agreement. Again, the IKOS board of directors refused to do what was in the best interests of the IKOS stockholders. We need to put our offer to a referendum of the IKOS stockholders themselves by allowing them to vote on the removal of the existing directors and their replacement with our nominees. We expect these nominees will, subject to their fiduciary duties, terminate the inferior Synopsys agreement and take the steps necessary to accept our offer,” Dr. Rhines concluded.

         On February 12, 2002, IKOS announced that it had scheduled the Special Meeting for June 12, 2002 in response to Mr. Hinckley’s call for a special meeting.

         On February 22, 2002, Mentor Graphics delivered a letter to Mr. Rockom, giving notice of its intent to make nominations and propose stockholder business at the Special Meeting.

         On February 22, 2002, Mentor Graphics filed this proxy statement with the Commission.

Legal Proceedings

         On December 7, 2001, Mentor Graphics commenced litigation against IKOS and the IKOS Board in the Court of Chancery of the State of Delaware seeking, among other things, an order regarding certain provisions of the Synopsys Agreement and the IKOS Board’s actions with respect to the Synopsys Agreement. Also on December 7, 2001, Mentor Graphics commenced litigation against IKOS in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment regarding Mentor Graphics’ actions with respect to the Mentor Graphics Offer. In addition, since December 7, 2001, there have been four class action lawsuits filed on behalf of the stockholders of IKOS and alleging that the IKOS Board has refused to adequately consider the Mentor Graphics Offer and seeking an injunction requiring the IKOS Board to consider any and all acquisition proposals and maximize stockholder value. All of the foregoing actions continue to be pending.

PROXY PROCEDURES

         On February 4, 2002, the Designated Agent called for the Special Meeting by delivering to Ramon A. Nuñez, President and Chief Executive Officer of IKOS, Agent Designations executed by holders of approximately 11.8% of the shares of IKOS Common Stock (including the shares beneficially owned by Mentor Graphics) entitled to vote at the Special Meeting.

         As of the date hereof, Mentor Graphics had the right to vote an aggregate of 841,600 shares, representing approximately 8.9% of the 9,459,132 shares outstanding as of January 10, 2002 according to IKOS’ annual meeting proxy statement dated January 15, 2002.

         The shares represented by each GREEN Proxy Card which is properly executed and returned will be voted at the Special Meeting in accordance with the instructions marked thereon. Executed but unmarked GREEN Proxy Cards will be voted FOR each of the Proposals.

         In order for your views on the Proposals to be represented at the Special Meeting, please mark, sign and date the enclosed GREEN Proxy Card and return it to Mentor Graphics, c/o MacKenzie Partners, Inc. in the enclosed envelope in time to be voted at the Special Meeting. Execution of the GREEN Proxy Card will not affect your right to attend the Special Meeting and to vote in person.

         Any proxy (including a proxy given to IKOS) may be revoked at any time before it is voted by (a) submitting a duly executed new proxy bearing a later date, (b) attending and voting in person at the Special Meeting or (c) at any time before a previously executed proxy is voted, giving written notice of revocation to either (i) Mentor Graphics, c/o MacKenzie Partners, Inc. 105 Madison Avenue, 14th Floor, New York, New York 10016, or (ii) IKOS Systems, Inc., 79 Great Oaks Boulevard, San Jose, California 95119. Mentor Graphics requests that a copy of any revocation sent to IKOS also be sent to Mentor Graphics c/o MacKenzie at the above address. Merely attending the Special Meeting will not revoke any previous proxy which has been duly executed by you. The GREEN Proxy Card furnished to you by Mentor Graphics, if properly executed and delivered, will revoke all prior proxies. Only your latest dated proxy for the Special Meeting will count.

         Only holders of record as of the close of business on the Record Date will be entitled to vote. If you are a stockholder of record on the Record Date, you will retain your voting rights for the Special Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares on GREEN Proxy Card, even if you sell such shares after the Record Date.

         If any of your shares are held in the name of one or more brokerage firms, banks, bank nominees or other institutions on the Record Date, only they can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the GREEN Proxy Card.

         If you have any questions regarding execution of your GREEN Proxy Card or require assistance, please contact MacKenzie at (800) 322-2885 (toll-free) or (212) 929-5500 (call collect).

         MENTOR GRAPHICS URGES YOU TO MARK, SIGN, DATE AND RETURN THE GREEN PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING WITHIN THE UNITED STATES.

CERTAIN INFORMATION CONCERNING MENTOR AND FRESNO

         Mentor manufactures, markets and supports software and hardware Electronic Design Automation (EDA) products, embedded systems software products and provides related services which enable engineers to design, analyze, simulate, model, implement and verify the components of electronic systems. Mentor markets its products primarily to large companies in the communications, computer, consumer electronics, semiconductor, aerospace, networking, multimedia and transportation industries. Customers use Mentor’s software in the design of such diverse products as supercomputers, automotive electronics, telephone-switching systems, cellular base stations and handsets, computer network hubs and routers, signal processors, personal computers, personal digital assistant equipment, video conferencing equipment, 3-D graphics boards, digital audio broadcast radios, smart cards and products enabled with the Bluetooth short-range wireless radio technology. Mentor licenses its products through its direct sales force and an affiliate channel of distributors and sales representatives where a direct sales presence is not warranted or cost effective. Mentor was incorporated in Oregon in 1981, and its common stock is traded on the Nasdaq National Market under the symbol “MENT.” Mentor Graphics’ executive offices are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The telephone number at that address is (503) 685-7000.

         Mentor is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Comprehensive information concerning Mentor is included in Mentor’s Form 10-K for the year ended December 31, 2000 (the “Mentor Graphics Form 10-K”), Mentor’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 (the “Mentor Graphics Form 10-Qs”) and other documents filed by Mentor with the Commission. Such reports and other documents should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains an Internet site on the World Wide Web at www.sec.gov that contains reports, proxy statements and other information. Copies of the Mentor Graphics Form 10-K, the Mentor Graphics Form 10-Qs and Mentor’s other filings with the Commission should be obtainable, by mail, upon payment of the Commission’s customary charges, by writing to the Commission’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Mentor Graphics Form 10-K, the Mentor Graphics Form 10-Qs and Mentor’s other filings with the Commission are also available for inspection at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

         Fresno is a newly incorporated Delaware corporation and a wholly-owned subsidiary of Mentor which to date has not conducted any business other than in connection with the Mentor Graphics Offer and the Proposed Mentor Merger. Fresno’s principal offices are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

         Information about the directors and certain employees of Mentor, Fresno and certain other representatives of Mentor Graphics who may assist MacKenzie in soliciting proxies is set forth in the attached Annex I. Annex II sets forth certain information relating to shares owned by Mentor, Fresno, the Nominees, such directors, employees and other representatives, and certain transactions between any of them and IKOS.

APPRAISAL RIGHTS

         Stockholders of IKOS are not entitled to appraisal rights in connection with the Mentor Graphics Offer or the Proposals.

         If the Proposed Mentor Merger is consummated involving all or part cash consideration, holders of shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their shares in connection with the Proposed Mentor Merger. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Proposed Mentor Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the shares could be based upon factors other than, or in addition to, the price per share to be paid in the Proposed Mentor Merger or the market value of the shares. The value so determined could be more or less than the price per share to be paid in the Proposed Mentor Merger.

         Appraisal rights cannot be exercised at this time. Stockholders who may be entitled to appraisal rights in connection with the Proposed Mentor Merger (or similar business combination) will receive additional information concerning any available appraisal rights and the procedures to be followed in connection therewith before the stockholders have to take any action relating thereto.

         EXECUTING A GREEN PROXY CARD IN FAVOR OF THE PROPOSALS WILL NOT PREVENT A STOCKHOLDER FROM DEMANDING APPRAISAL OF HIS OR HER SHARES IN CONNECTION WITH THE PROPOSED MENTOR MERGER.

SOLICITATION OF PROXIES

         Proxies may be solicited by mail, advertisement, telephone, telecopy, in person or by other means. The proxies solicited hereby are solicited by Mentor Graphics. Solicitations may be made by directors, officers, investor relations personnel and other employees of Mentor Graphics, none of whom will receive additional compensation for such solicitations. Mentor Graphics will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the shares they hold of record. Mentor Graphics will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

         Mentor Graphics has retained MacKenzie for advisory, information agent and proxy solicitation services in connection with the Mentor Graphics Offer, the solicitation in opposition to the Synopsys Merger and this Solicitation. MacKenzie will receive customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws. MacKenzie will solicit proxies from individuals, brokers, bank nominees and other institutional holders. It is anticipated that approximately 50 persons will be utilized by MacKenzie in its solicitation efforts, which may be made by telephone, telegram, facsimile and in person.

         Mentor Graphics estimates that total costs relating to the Mentor Graphics Offer, the solicitation in opposition to the Synopsys Merger and this Solicitation, including expenditures for attorneys, accountants, financial advisors, proxy solicitors, public relations advisors, printing, advertising, postage, litigation and related expenses and filing fees, other than payment for shares pursuant to the Mentor Graphics Offer, are expected to aggregate approximately $     , including fees payable to MacKenzie. To date, Mentor has incurred $     in communicating with IKOS stockholders in connection with this Solicitation. Actual expenditures may vary materially from the estimate, however, as many of the expenditures cannot be readily predicted. The entire expense of preparing, assembling, printing and mailing this Proxy Statement and any other related materials and the cost of communicating with IKOS stockholders will be borne by Mentor Graphics. Mentor Graphics does not intend to request reimbursement from IKOS for these expenses.

ADDITIONAL INFORMATION

         Set forth on Annex III hereto is certain information relating to each person who, based on publicly available information, owns beneficially more than 5% of the shares of IKOS Common Stock and information relating to the ownership of IKOS Common Stock by directors and executive officers of IKOS.

         The information concerning IKOS contained in this Proxy Statement and the Annexes attached hereto has been taken from, or is based upon, publicly available documents and records on file with the Commission and other public sources. Mentor Graphics does not assume any responsibility for the accuracy or completeness thereof or for any failure by IKOS to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Mentor Graphics. Mentor Graphics has not had access to the books and records of IKOS.

         PLEASE INDICATE YOUR SUPPORT OF THE PROPOSALS BY COMPLETING, SIGNING AND DATING THE ENCLOSED GREEN PROXY CARD AND RETURN IT PROMPTLY TO MACKENZIE PARTNERS, INC., 105 MADISON AVENUE, 14TH FLOOR, NEW YORK, NEW YORK 10016 IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

ANNEX I

INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EMPLOYEES OF
MENTOR, FRESNO AND OTHER REPRESENTATIVES OF MENTOR GRAPHICS

         Set forth in the tables below are the present principal occupation or employment, and the name, principal business and address of any corporation or organization in which such employment is carried on, for the directors and certain employees of Mentor, Fresno and certain other representatives of Mentor Graphics, other than the Nominees, who may also solicit proxies from the stockholders of IKOS. The principal business address of Mentor Graphics is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

DIRECTORS AND CERTAIN EMPLOYEES OF MENTOR

PRESENT PRINCIPAL
OCCUPATION AND FIVE
YEAR EMPLOYMENT
NAME	TITLE	HISTORY

Walden C. Rhines	Chairman of the Board and Chief Executive Officer	Dr. Rhines has served as Chairman of the Board and Chief Executive Officer of Mentor since 2000. From 1993 to 2000 he was Director, Chief Executive Officer and President of Mentor.

Gregory K. Hinckley	Director, President and Chief Operating Officer	Mr. Hinckley has served as Director and President of Mentor since 2000. From 1997 to 2000 he served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Mentor. From 1995 until 1996 Mr. Hinckley was Senior Vice President of VLSI Technology, Inc.

Dean Freed	Vice President, General Counsel and Secretary	Mr. Freed has served as Vice President, General Counsel and Secretary of Mentor since July 1995. Mr. Freed served as Deputy General Counsel and Assistant Secretary of Mentor from April 1994 to July 1995. He has been employed by Mentor since January 1989.

Dennis Weldon	Treasurer	Mr. Weldon has served as Treasurer and Director of Corporate Business Development since February 1996. Mr. Weldon served as Director of Business Development from June 1994 to January 1996. Mr. Weldon has been employed by Mentor since July 1988.

PRESENT PRINCIPAL
OCCUPATION AND FIVE
YEAR EMPLOYMENT
NAME	TITLE	HISTORY

Ryerson Schwark	Director of Public and Investor Relations	Mr. Schwark has served as Director of Public and Investor Relations of Mentor since 1998. From 1997 to 1998, Mr. Schwark served as Public Relations Group Manager at Sun Microsystems. From 1995 to 1997, Mr. Schwark served as Public Relations Manager for Lucent Technologies.

Peter Bonfield	Director	From 1996 to 2002, Sir Peter served as Chief Executive Officer and Chairman of the Executive Committee of British Telecommunications. From 1985 to 1996, Sir Peter served as Chairman and Chief Executive Officer of ICL plc, a computer and IT services company. Sir Peter serves as a director of AstraZeneca Group plc, a member of the International Advisory Board of Solomon Smith Barney/Citigroup, vice-president of the British Quality Foundation, a member of the Steering Group of the European Round Table, a member of the EU-Japan Business Dialog Round Table, and a member of the International Advisory Panel of the University of London. Sir Peter is a citizen of the United Kingdom of Great Britain and Northern Ireland.

Marsha B. Congdon	Director	Ms. Congdon has served as a Director of Mentor since 1991. Since 1997, Ms. Congdon’s principal occupation has been private investment. Ms. Congdon served as Vice President, Policy and Strategy of US West Inc. from 1995 to 1997.

James R. Fiebiger	Director	Dr. Fiebiger has served as a Director of Mentor since 1994. He has been Chairman of the Board and Chief Executive Officer of Lovoltech Inc. (a semiconductor company) since 1999; Vice Chairman and Managing Director of Technology Licensing of Gatefield Corporation (a semiconductor company) from 1998 to 2000; President and Chief Executive Officer of Gatefield

PRESENT PRINCIPAL
OCCUPATION AND FIVE
YEAR EMPLOYMENT
NAME	TITLE	HISTORY

Corporation from 1996 to 1998; Chairman of the Board and Managing Director of Thunderbird Technologies, Inc. (a technology licensing company) from 1992 to 1997; Chairman of the Board of Directors of Thunderbird Technologies, Inc.; Director of QLogic Corporation (a developer of semiconductor and board-level products) and Actel Corporation (a developer of field programmable gate arrays)

David A. Hodges	Director	Dr. Hodges has served as Director of Mentor since 1995. Dr. Hodges is a Professor in the Graduate School of the Department of Electrical Engineering and Computer Science at the University of California at Berkeley (“UC Berkeley”) where he has been a faculty member since 1970. Dr. Hodges was Dean of the College of Engineering at UC Berkeley from 1990 to 1996. Dr. Hodges is also a Director of Silicon Image, Inc.

Kevin C. McDonough	Director	Dr. McDonough has served as a Director of Mentor since 1999. Since 1999, he has served as President and Chief Executive Officer of ChipData, Inc. Dr. McDonough was Vice President and General Manager of National Semiconductor Corporation from 1997 to 1999 and served as Senior Vice President of Engineering of Cyrix Corporation from 1989 to 1997.

Fontaine K. Richardson	Director	Dr. Richardson has served as a Director of Mentor since 1983. His principal occupation since 2000 has been private investment. Dr. Richardson has been a General Partner of Eastech III and Vice President of Eastech Management Company from 1983 to 2000. He also serves as Director of ePresence, Inc.

DIRECTORS AND OFFICERS OF FRESNO

         The name and position with Fresno of each director and officer of Fresno are set forth below. The business address, Mentor principal occupation or employment, five-year employment history of each such person is set forth above.

NAME	TITLE

Walden C. Rhines	President, Chief Executive Officer and Director

Gregory K. Hinckley	Chief Financial Officer and Director

Dean M. Freed	Secretary

OTHER REPRESENTATIVES OF MENTOR GRAPHICS

         Although MacKenzie Partners, Inc. does not admit that it or any of its directors, officer, employees or affiliates is a “participant,” as defined in Schedule 14A promulgated by the Commission under the Exchange Act, or that Schedule 14A requires the disclosure of certain information concerning them, the following employees of MacKenzie may assist Mentor Graphics in soliciting proxies from IKOS’ stockholders. The principal business address of each MacKenzie employee named below is 105 Madison Avenue, 14th Floor, New York, New York 10016.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT

Dan Burch	President of MacKenzie Partners

Larry Dennedy	Senior Vice President of MacKenzie

Partners

ANNEX II

BENEFICIAL OWNERSHIP OF
IKOS SHARES BY MENTOR, FRESNO, THE NOMINEES,
THE DIRECTORS AND CERTAIN EMPLOYEES OF MENTOR GRAPHICS,
AND OTHER REPRESENTATIVES OF MENTOR GRAPHICS

         On the date hereof, Mentor Graphics beneficially owns, directly or indirectly, an aggregate of 841,600 shares, all of which are held of record by Fresno (representing beneficial ownership of approximately 8.9% of the shares outstanding as of January 10, 2002, according to IKOS’ annual meeting proxy statement dated January 15, 2002).

         Except as otherwise set forth in this Annex II, neither Mentor, Fresno, the Nominees nor any of the other participants in this Solicitation, (i) is the beneficial or record owner of any shares, (ii) has purchased or sold any shares within the past two years, borrowed any funds for the purpose of acquiring or holding any shares, or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any shares, or (iii) was in the past five years convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         Except as disclosed in this Proxy Statement, none of Mentor, Fresno, their directors, the Nominees, the employees or other representatives of Mentor Graphics named in Annex I, or, to their best knowledge, their associates, has any arrangement or understanding with any person (i) with respect to any future employment by IKOS or its affiliates or (ii) with respect to future transactions to which IKOS or any of its affiliates will or may be a party, or any material interest, direct or indirect, in any transaction that has occurred since October 1, 2000, or any currently proposed transaction or series of similar transactions, which IKOS or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000. Certain Nominees, directors and employees of Mentor Graphics and/or their respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with IKOS or its subsidiaries in the ordinary course of business since October 1, 2000, but Mentor Graphics believes that the interest of such persons in such transactions is not material.

II-1

ANNEX III

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF IKOS

         The following table sets forth information from the Form S-4 filed by Synopsys on February 8, 2002 regarding the ownership of IKOS Common Stock as of January 29, 2002 by all persons who, to the knowledge of IKOS, were (i) the beneficial owners of 5% or more of the outstanding shares of IKOS Common Stock, (ii) each director and director nominee of IKOS, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of IKOS as of January 29, 2002 whose salary and bonus for the fiscal year ended September 29, 2001 exceeded $100,000 and (iv) all current executive officers and directors of IKOS as a group.

Name of Beneficial Owner(1)	Shares Beneficially Owned(2)

	Number	Percentage

5% Stockholders

Mentor Graphics Corporation(3)	841,600	8.9%

Directors and Officers

Ramon A. Nuñez(4)	286,845	2.95%

Gerald S. Casilli(5)	402,708	4.23%

Robert Hum(6)	153,813	1.59%

Thomas Gardner(7)	76,521	*

William Stevens(8)	20,500	*

Glenn E. Penisten(9)	36,115	*

James R. Oyler(10)	30,500	*

Jackson Hu(11)	20,500	*

All Directors and Executive Officers as a Group (10 persons)(12)	1,325,736	12.89%

*	Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o IKOS, 79 Great Oaks Boulevard, San Jose, California 95119.

(2)	This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated in the footnotes to the above table, IKOS believes that the persons named in the table have sole voting and investment power with respect to all shares of IKOS Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3)	Includes 841,600 shares owned by its wholly-owned subsidiary, Fresno Corporation. Mentor’s address is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070.

(4)	Includes 245,997 shares subject to options exercisable within 60 days of January 29, 2002.

(5)	Includes 56,925 shares subject to options exercisable within 60 days of January 29, 2002.

(6)	Includes 153,813 shares subject to options exercisable within 60 days of January 29, 2002.

III-1

(7)	Includes 51,521 shares subject to options exercisable within 60 days of January 29, 2002.

(8)	Includes 20,500 shares subject to options exercisable within 60 days of January 29, 2002.

(9)	Includes 28,000 shares subject to options exercisable within 60 days of January 29, 2002.

(10)	Includes 28,000 shares subject to options exercisable within 60 days of January 29, 2002.

(11)	Includes 20,500 shares subject to options exercisable within 60 days of January 29, 2002.

(12)	Includes 804,681 shares subject to options exercisable within 60 days of January 29, 2002.

         Although Mentor Graphics does not have any knowledge that would indicate that any statements contained herein are untrue, Mentor Graphics does not take any responsibility for the accuracy or completeness of the information contained herein, or for any failure by IKOS to disclose events that may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Mentor Graphics.

         On the date hereof, Mentor Graphics beneficially owns, directly or indirectly, an aggregate of 841,600 shares, all of which are held of record by Fresno (representing beneficial ownership of approximately 8.9% of the shares outstanding as of January 29, 2002, according to the Form S-4 filed by Synopsys on February 8, 2002).

III-2

ANNEX IV
FORM OF PROPOSED STOCKHOLDER RESOLUTION

         Mentor Graphics intends to present the following stockholder resolution for adoption by IKOS’ stockholders at the Special Meeting:

“Resolved:	That each provision of the bylaws of IKOS SYSTEMS, INC. or any amendment thereto adopted by the Board of Directors of IKOS SYSTEMS, INC. subsequent to January 22, 1999 and prior to approval of this resolution be, and they hereby are, repealed, effective as of the time this resolution is approved.”

IV-1

IMPORTANT

         Your proxy is important. No matter how many shares you own, please give Mentor Graphics your proxy FOR the Proposals by:

1.	SIGNING the enclosed GREEN PROXY CARD;

2.	DATING the enclosed GREEN PROXY CARD; and

3.	MAILING the enclosed GREEN PROXY CARD TODAY in the envelope provided (no postage is required if mailed in the United States).

         If you hold your shares in the name of one or more brokerage firms, banks, nominees or other institution, only they can sign a GREEN PROXY CARD with respect to your shares, and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN PROXY CARD.

         If you have any questions or require any additional information concerning this Proxy Statement, please contact MacKenzie at the address set forth below.

[MACKENZIE LOGO]

105 Madison Avenue, 14th Floor

New York, New York 10016

(212) 929-5500 (call collect)

or

CALL TOLL-FREE: (800) 322-2885

FAX: (212) 929-0308

GREEN PROXY CARD

SPECIAL MEETING OF STOCKHOLDERS OF
IKOS SYSTEMS, INC.
THIS PROXY IS SOLICITED BY
FRESNO CORPORATION

         The undersigned stockholder of IKOS SYSTEMS, INC. (“IKOS”) hereby appoints Dr. Walden C. Rhines and Gregory K. Hinckley and each of them, each with full power of substitution, to vote all shares of common stock, par value $0.01 per share, of IKOS that the undersigned is entitled to vote as if personally present at the Special Meeting of Stockholders of IKOS SYSTEMS, INC. to be held Wednesday, June 12, 2002 at 10:00 a.m. Pacific Daylight Savings Time at 79 Great Oaks Boulevard, San Jose, California 95119, or at any special meeting called to consider the proposals of Fresno Corporation, a wholly-owned subsidiary of Mentor Graphics Corporation (“Mentor”) (“Fresno” and together with Mentor, “Mentor Graphics”), set forth herein (the “Proposals”), and at any adjournment, postponement or continuation of the Special Meeting or any special meeting, provided however, that in no event will this proxy be valid beyond      , 2003 [one year later]. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy.

         MENTOR GRAPHICS URGES YOU TO VOTE IN FAVOR OF EACH OF THE PROPOSALS. (Please mark each proposal with an “X” in the appropriate box)

1.	To remove all members of the Board of Directors of IKOS other than the Nominees (as defined below), if then directors.

For Against Abstain

2.	To elect the following directors to the Board of Directors of IKOS:

Gideon Argov, Chetan M. Lakhani, Patrick B. McManus, Michael J. Murray, Dr. Ruediger Naumann-Etienne and Benjamin R. Whiteley (collectively, the “Nominees”).

FOR all Nominees, except as marked below WITHHOLD AUTHORITY for all Nominees

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES,
MARK FOR ABOVE AND PRINT THE NAME(S) OF THE PERSON(S) WITH RESPECT TO
WHOM YOU WISH TO WITHHOLD AUTHORITY IN THE SPACE PROVIDED BELOW.)

3.	To adopt a stockholder resolution repealing each provision of the IKOS Bylaws or any amendment thereto adopted by the Board of Directors of IKOS subsequent to January 22, 1999 and prior to the effective date of the Proposals.

For Against Abstain

4.	In the event any procedural matter, or any substantive matter that Mentor Graphics does not know of within a reasonable time before any special meeting, is properly brought before any special meeting or any adjournment, postponement or continuation thereof, the proxies are authorized to vote upon such matters in their discretion.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER MARKED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO MARKING IS MADE, THIS PROXY WILL BE DEEMED TO BE A DIRECTION TO VOTE FOR ALL OF THE PROPOSALS.

PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS HEREON

(Dated)

(Signature)

(Title)

(Signature if held jointly)

When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE
ENCLOSED ENVELOPE PROVIDED.